EXHIBIT 99.1

United Health Products Provides Corporate Update and Announces Equity Financing

•	Initiation of laparoscopic study to expand potential Class III indications for HemoStyp® gauze

•	Latest animal study demonstrates proof of concept and comparative performance of HemoStyp Gel format

•	Discussions underway for clinical study to evaluate HemoStyp adhesive bandage benefits in hemodialysis applications

•	$4,000,000 common stock purchase commitment to fund ongoing regulatory and product development priorities

Henderson, Nevada – June 28, 2021 – United Health Products, Inc. (OTCPK: UEEC), (“UHP”), developer, manufacturer and marketer of HemoStyp, a patented Neutralized Oxidized Regenerated Cellulose hemostatic agent, today provided a corporate update on its current product development and commercialization activities.

In anticipation of a successful outcome to its Class III Pre-market Approval (PMA) application, the UHP team is pursuing several initiatives that will maximize the addressable market for its HemoStyp gauze and additional formats which, if approved by the FDA, will allow UHP to offer a full suite of Class III hemostatic formats to the human surgical market.

“Our stated strategy has always been to deploy our patented HemoStyp technology in all applications and markets where its unique qualities can provide value to customers and patients and compete successfully with the leading alternatives” said Brian Thom, Chief Executive Officer. “To that end, we are advancing several clinical and commercial projects as we await FDA feedback on our PMA application.”

UHP is working with the Western Institutional Review Board to design an 80-patient study to investigate the safety and efficacy of HemoStyp gauze in a variety of laparoscopic procedures. The study design and approval are complete and UHP expects to enroll the study’s first patient within the next 60 days. Such minimally invasive procedures are a fast-growing segment of the surgical market and UHP believes that its products would be an excellent tool to address moderate bleeding due to its supple structure, neutral pH level and rapid breakdown and absorption in the body. The study will involve patients undergoing abdominal, thoracic, and orthopedic and gynecologic procedures at several facilities.

Separately, UHP continues to refine the design of its HemoStyp flowable gel format and recently completed additional animal testing for this potential product extension against the current market leading gel product. The results of this latest test procedure support the commercial viability of a HemoStyp gel product that will have several unique attributes and offer surgeons an attractive alternative to existing gel options, if approved for Class III applications.

Consistent with the strategy to selectively target certain 510k markets where its HemoStyp technology offers a differentiated solution, UHP is in discussions with a leading U.S. provider of hemodialysis services to conduct a clinical study of a HemoStyp adhesive bandage format to address post-dialysis bleeding at the patient’s access site.

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To fund these and other R&D initiatives, on June 25th, UHP entered in an Common Stock Purchase Agreement with Triton Funds, LP under which Triton Funds will invest $4,000,000 to purchase approximately 4,525,000 of UHP’s common shares. In addition, Triton Fund will have the right to invest an additional $2,000,000 to purchase approximately 2,263,000 UHP common shares over the next two years. These investments are subject to the SEC approval of a Registration Statement which UHP is filing today.

Casey Barraza of Triton Funds commented: “UHP is poised to offer a disruptive technology to the human surgical market that, if FDA approved, we believe has the potential to capture significant market share in the hemostatic market. We are particularly excited about the potential to offer a variety of HemoStyp formats that will position UHP to successfully challenge the established market leaders.”

Brian Thom commented further: “We are very pleased to welcome Triton Funds as an investor. Triton’s successful history of investment in innovative, fast growing companies lends credibility to our own technology and development strategy. This investment will provide sufficient capital to fund our R&D and commercialization budget and help us position our products favorably with potential distribution partners and acquirers.”

As previously disclosed, UHP’s Class III PMA application is currently in Substantive Review by the FDA. Receipt of a PMA is a condition to market HemoStyp products for human surgical procedures. There can be no assurance that the PMA will be granted by the FDA.

UHP continues to engage in discussions with several industry participants and financial investors regarding potential commercial partnerships and strategic transactions, including a possible sale of the company. There can be no assurance that any such partnership or transaction will be identified and, if so, that it will be consummated.

About United Health Products -- United Health Products develops, manufactures and markets patented hemostatic products for the healthcare and wound care sectors. HemoStyp is an all-natural Neutralized Oxidized Regenerated Cellulose product designed to control bleeding. UHP currently sells a suite of hemostatic products to the dental, veterinary and consumer markets, and is focused on gaining approval to access the human surgical market.

For more on United Health Products, Inc. visit: www.unitedhealthproductsinc.com or contact the Company at info@unitedhealthproductsinc.com

Investor relations:

Philippe Niemetz
212 344-6464
p.niemetz@panconsultants.com

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About Triton Funds -- Triton Funds, LP is the largest independent student-run fund in the nation providing students real-life opportunities in the Venture Capital and Private Equity industry. By utilizing alternative investment strategies with a millennial outlook, Triton helps stand still businesses emerge into industry leaders. Their growth driven cycle yields efficient advancements for students, investors, companies, and the community. More information about Triton Funds is available at: www.TritonFunds.com

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements.

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